EXHIBIT 99.1

Monarch Community Bancorp, Inc. Announces 2006 Earnings

COLDWATER, Mich., Feb. 6, 2007 (PRIME NEWSWIRE) -- Monarch Community Bancorp, Inc. (Nasdaq:MCBF), the parent company of Monarch Community Bank, today announced earnings for the year ended December 31, 2006 of $1.5 million compared to $1.4 million for the year ended December 31, 2005 (an increase of 7.1%) as earnings for 2006 reached its highest level since incorporation in 2002. Earnings per share for 2006 was $0.63 compared to $0.57 for 2005 (an increase of 10.5%).

Net interest income for the year ended December 31, 2006 before any provision or recovery of loan losses increased $16,000, or 0.2% as total interest income increased slightly more than total interest expense. Rising market interest rates had a greater impact on the Bank's cost of funds than it did on earning assets as the Bank's net interest margin percentage decreased from 3.56% in 2005 to 3.42% in 2006.

Net interest income after the provision for loan losses decreased $369,000 or 4.1% as the Company had no provision for loan losses in 2006 compared to a $385,000 recovery in 2005. No provision for loan losses was required in 2006 as a result of much lower levels of non-performing assets.

Non-performing assets were $2.1 million, or 0.7% of assets, at December 31, 2006 compared to $3.6 million, or 1.3% of assets, at December 31, 2005. Non-performing commercial loans decreased $947,000 (to $0), non-performing one-to-four family real estate loans decreased $657,000 (to $2.0 million), and non-performing consumer loans increased $130,000 (to $160,000). The net decrease is the result of the Bank's ongoing commitment to improving its credit quality. Foreclosed assets decreased $1.1 million (to $1.7 million) at December 31, 2006 compared to December 31, 2005 as management continues its aggressive but necessary collection efforts.

Noninterest income decreased to $3.1 million for the year ended December 31, 2006 as compared to $3.4 million for the same period in 2005, a decrease of 9.7%. The decrease was primarily the result of a $200,000 decrease in fees and gains on sales of loans (to $362,000) and a $67,000 net loss on sales of foreclosed real estate in 2006 compared to a net gain of $53,000 in 2005.

Noninterest expense decreased 7.6% to $9.7 million in 2006 from $10.5 million in 2005 as management had more success with cost control. Repossessed property expense decreased $175,000 (to $346,000) as the level of total foreclosed assets decreased. Professional services expense decreased $161,000 (to $441,000) as a result of significantly lower legal, audit and regulatory examination expenses. Salaries and employee benefits expense decreased $136,000 (to $5.0 million) primarily due to downsizing the number of total employees and revising certain benefit plans effective October 1, 2006. Occupancy and equipment costs decreased $61,000 (to $1.0 million) primarily due to lower depreciation expense and lower repairs and maintenance expense.

Amortization of core deposit intangible decreased $78,000 (to $291,000), amortization of mortgage servicing rights decreased $56,000 (to $382,000), and all other total general and administrative costs decreased $142,000 (to $1.2 million).

Earnings for the quarter ended December 31, 2006 were $570,000 compared to $311,000 for the quarter ended December 31, 2005 (an increase of 83.3%). Earnings for the quarter ending December 31, 2006 include $143,000 in gains on sales of mortgage loans and an adjustment for correcting the calculation net deferred fee amortization resulting in approximately $76,000 of additional earnings (net of federal income taxes).

The correction also affected the increase in 2006 total interest income. Excluding the correction, earnings for the quarter ending December 31, 2006 would have been $494,000 which is a $183,000 or 58.8% increase over earnings for the quarter ending December 31, 2005 with most of the increase arising from a $334,000 decrease in noninterest expenses offset by a $9,000 decrease in net interest income, a $67,000 decrease in noninterest income, and a $75,000 increase in federal income taxes.

Total assets were $290.0 million at December 31, 2006 compared to $277.1 million at December 31, 2005. This increase of 4.7% was due primarily to an increase in net loans of $17.1 million offset by a decrease in cash and investments of $2.2 million, a decrease in foreclosed assets of $1.1 million and a decrease in all other assets of $0.7 million. Deposits increased $17.9 million or 10.2% to $192.6 million at December 31, 2006 as total core deposits (checking, savings and money market accounts) increased $2.0 million and certificates of deposit increased $15.9 million (which includes a $12.7 million increase in brokered deposits). Stockholders' equity decreased to $40.0 million at December 31, 2006 from $40.6 million at December 31, 2005 primarily due to repurchase of $2.1 million in treasury stock from our stock buyback program offset by $1.5 million in net income.

The Monarch Community Bancorp, Inc. Annual Meeting of Shareholders will be held Tuesday, April 17, 2007 at the Creal Soccer Complex Building in Coldwater, Michigan.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties, as well as a drive-thru only location in Branch County.

For additional information, visit Monarch Community Bancorp's website at www.monarchcb.com.

                    Monarch Community Bancorp, Inc.
                   Consolidated Financial Highlights

                                               Unaudited
                                                Dec. 31,    Dec. 31,
                                                  2006        2005
                                                  ----        ----
 Selected Financial Condition Data:                (In thousands,
                                              except per share data)

  Total assets                                   289,987     277,068
  Loans receivable, net                          230,247     213,097
  Investment securities,
   at carrying value                              13,934      14,584
  Cash and cash equivalents                       15,297      16,286
  Deposits                                       192,572     174,715
  Federal Home Loan Bank Advances                 54,476      59,562
  Equity                                          39,986      40,576

 Book Value per share (in dollars)             $   15.78   $   14.97
 Tangible Book Value per share (in dollars)    $   11.56   $   10.92

                                                     Year Ended
                                               Unaudited
                                                Dec. 31,    Dec. 31,
                                                  2006        2005
                                                  ----        ----
 Selected Operations Data:                         (In thousands,
                                               except per share data)

  Total interest income                        $  17,287   $  15,231
  Total interest expense                           8,607       6,567
                                                  ------       -----
   Net interest income                             8,680       8,664
  Provision for loan losses                            -        (385)
                                                      --       -----
   Net interest income after
    provision for loan losses                      8,680       9,049
  Fees and service charges                         2,642       2,496
  Gains on sales of loans                            362         562
  Other non-interest income                          118         341
                                                    ----         ---
   Total non-interest income                       3,122       3,399
   Total non-interest expense                      9,710      10,503
                                                  ------      ------
   Income before taxes                             2,092       1,945
  Income tax provision                               544         505
                                                    ----         ---
    Net income                                 $   1,548   $   1,440
                                                ========     =======

 Earnings per share - Basic                    $    0.63   $    0.57
 Earnings per share - Diluted                  $    0.63   $    0.57

                    Monarch Community Bancorp, Inc.
             Consolidated Financial Highlights, continued

                                                    Quarter Ended
                                               Unaudited
                                                Dec. 31,    Dec. 31,
                                                  2006        2005
                                                  ----        ----
 Selected Operations Data:                         (In thousands,
                                               except per share data)

  Total interest income                        $   4,606   $   3,884
  Total interest expense                           2,387       1,759
                                               ---------   ---------
   Net interest income                             2,219       2,125
  Provision for loan losses                            -           -
                                               ---------   ---------
   Net interest income after
    provision for loan losses                      2,219       2,125
  Fees and service charges                           687         619
  Gains on sales of loans                            143         113
  Other non-interest income                           (6)        159
                                               ---------   ---------
   Total non-interest income                         824         891
   Total non-interest expense                      2,267       2,601
                                               ---------   ---------
    Income before taxes                              776         415
  Income tax provision                               206         104
                                               ---------   ---------
    Net income                                 $     570   $     311
                                               =========   =========

 Earnings per share - Basic                    $    0.24   $    0.14
 Earnings per share - Diluted                  $    0.24   $    0.14

CONTACT:  Monarch Community Bancorp, Inc.
          Donald L. Denney, CEO
            (517) 278-4567 ext. 278
          Ralph A. Micalizzi, Jr., CFO
            (517) 278-4567 ext. 307